Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is made and effective as of December 22, 2016, changing and amending that certain Employment Agreement (the “Agreement”) dated as of June 1, 2008, by and between iCAD, Inc. (the “Company”) and Stacey M. Stevens (the “Executive”). The Company and the Executive are referred to herein each individually as a “Party,” and collectively as the “Parties”. Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Parties wish to modify and amend the Agreement as provided below.

NOW, THEREFORE, for good and valuable consideration, including in consideration of their mutual promises set forth herein, and with the intent to be legally bound hereby, the Parties hereto agree to the following:

1. Section 5.4.4 of the Agreement is hereby amended by replacing such section with the following:

“Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within three (3) months following a Change in Control (as defined below) by the Company without Cause, then the Company shall pay to the Executive in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), an amount equal to (i)(a) her Base Salary as then in effect for a period of eighteen (18) months from the Date of Termination, in equal installments on the Company’s normal payroll dates on the eighteen (18) month period following the Date of Termination, and continuing on the same day of each succeeding month thereafter plus (b) an amount equal to the Incentive Bonus which would otherwise been payable in accordance with Section 2.2 hereof for the Employment Year in which the Date of Termination occurs at such time the Incentive Bonus, if any, would otherwise have been payable in accordance with Section 2.2 hereof; or (ii) except with regard to the payment of an amount that is a Section 409A Amount, the Company, in its sole discretion, may elect to make a lump sum cash payment equal to the present value of the payments otherwise due under clause (i)(a); provided that if any severance payment payable after a “Change in Control” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), either alone or together with other payments or benefit, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Code Section 280G), then such severance payment or other benefits shall be reduced to the largest amount that will not result in receipt by the Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities or (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

If within three (3) months after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.”

2. Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms. From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

3. This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

iCAD, Inc.

By:	/s/ Kenneth Ferry
Name:	Kenneth Ferry
Title:	Chief Executive Officer

/s/ Stacey M. Stevens
Stacey M. Stevens